Exhibit (k)(1)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”), dated as of August 22, 2023, is entered into by and between KKR US Direct Lending Fund-U, a Delaware statutory trust (the “Fund”), and KKR Credit Advisors (US) LLC, a Delaware limited liability company (the “Administrator”).

WHEREAS, the Fund is a newly organized closed-end management investment fund registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a)

Employment of Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Trustees of the Fund (the “Board of Trustees”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)

Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative and compliance services necessary for the operation of the Fund, including, but not limited to, maintaining financial records, filing the Fund’s tax returns, overseeing the calculation of the Fund’s net asset value, compliance monitoring (including diligence and oversight of the Fund’s other service providers), preparing reports to the Fund’s shareholders and reports filed with the Securities and Exchange Commission (the “SEC”), preparing materials and coordinating meetings of the Board of Trustees, managing the payment of expenses and the performance of administrative and professional services rendered by others, providing office space, equipment and office services, and such other services as the Administrator, subject to review by the Board of Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

The Administrator shall also, on behalf of the Fund, conduct relations with sub-administrators, custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable in fulfilling its administrative duties. The Administrator shall make reports to the Board of Trustees of its performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. For the avoidance of any doubt, the parties agree that the Administrator is authorized to enter into sub-administration agreements as the Administrator determines necessary in order to carry out the services set forth in this paragraph, subject to the prior approval of the Fund.

2. Records. The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act. The Administrator may delegate the foregoing responsibility to a third party with the consent of the Board of Trustees, subject to the oversight of the Administrator and the Fund. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it or its delegate maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it or its delegate maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3. Confidentiality. The parties hereto agree that each shall treat all information provided by each party to the other regarding its business and operations as confidential information. All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4. Compensation; Allocation of Costs and Expenses. In full consideration of the provision of the services of the Administrator, the Fund shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations, including the Fund’s allocable portion of the costs and expenses of providing personnel and facilities hereunder, except as otherwise provided herein and in that certain Investment Advisory Agreement, by and between the Fund and KKR Credit Advisors (US) LLC, in its capacity as adviser to the Fund (the “Adviser”), as amended from time to time (the “Advisory Agreement”).

Except as specifically provided herein, the Fund anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser.

The Fund will bear all other fees, costs and expenses fairly allocable to the Fund, related to the activities, business, operations or actual or potential investments of the Fund, including without limitation:

(a)	management fee to the Adviser, pursuant to the Advisory Agreement;

(b)

the Fund’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under this Agreement, including but not limited to: (i) the Fund’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any internal audit group personnel of Kohlberg Kravis Roberts & Co. L.P. or any of its affiliates; and

(c)	all other expenses of the Fund’s operations, administration and transactions including, without limitation, those relating to:

(i)

fees, costs and expenses of outside counsel, accountants, auditors, appraisers, valuation experts, rating agencies, consultants, administrators, custodians, depositaries, trustees and other similar outside advisors and service providers (including servicing companies in which KKR & Co. Inc. (together with the Adviser and its other affiliates, “KKR”) or its affiliates or eligible partners, members, managing directors, directors, officers or employees of KKR, the Adviser or their respective affiliates (collectively, “KKR Personnel”) have an interest) with respect to the Fund and its potential and actual investments (including allocable compensation and expenses of senior advisors, executive advisors, industry advisors and technical consultants and allocable fees and expenses of all or any of KKR Capstone Americas LLC, KKR Capstone EMEA LLP, KKR Capstone EMEA (International) LLP, KKR Capstone Asia Limited and their Capstone-branded subsidiaries, which employ operating professionals dedicated to supporting KKR deal teams and portfolio companies (collectively, “Capstone”) related to the Fund’s activities), and including the cost of any valuation of, or any fairness opinion relating to, any investment or other asset or liability or potential transaction, of the Fund;

a.

fees, costs and expenses of identifying, sourcing, investigating (and conducting diligence with respect to), evaluating, structuring, consummating, registering, holding, rating, monitoring or disposing potential and actual portfolio investments, including:

b.

brokerage commissions, clearing and settlement charges, investment banking fees, bank charges, custodial fees, placement, syndication and solicitation fees, arranger fees, expenses relating to short sales, sales commissions, and other investment, execution, closing and administrative fees, costs and expenses;

c.

any travel-related costs and expenses incurred in connection therewith (including costs and expenses of accommodations and meals, costs and expenses related to attending trade association meetings, conferences or similar meetings for purposes of evaluating actual or potential investment opportunities, and with respect to travel on noncommercial aircraft, costs of travel at a comparable business class commercial airline rate) including any such expenses incurred in connection with attendance at meetings of relevant investment committees and portfolio management committees;

d.	expenses associated with portfolio and risk management including hedging transactions and related costs;

e.

fees, costs and expenses incurred in the organization, operation, administration, restructuring or dissolution, liquidation and termination of any entities through which the Fund makes investments (including costs associated with establishing and maintaining a permanent residence in certain jurisdictions, such as employee compensation and benefits, allocable rent and other overhead of entities established to manage or administer such entities including entities in which KKR or its affiliates have an interest); and

f.

fees, costs and expenses of outside counsel, accountants, auditors, consultants (including Capstone) and other similar advisors and service providers incurred in connection with designing, implementing and monitoring participation by portfolio companies or other issuers in compliance and operational “best practices” programs and initiatives;

(ii)

any taxes, fees or other governmental charges levied against the Fund or on its income or assets or in connection with its business or operations including the business or operations of any entities through which the Fund invests and preparation expenses in connection with such governmental charges (which includes the preparation and filing of any forms, schedules, filings, information or other documents necessary to avoid the imposition of withholding or other taxes pursuant to any applicable tax reporting obligation and report of foreign bank and financial accounts) or to otherwise comply with applicable tax reporting obligations;

(iii)

fees, costs and expenses incurred in connection with any audit, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental or regulatory inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Fund, including the amount of any judgments, settlements, remediation or fines paid in connection therewith, excluding, for the avoidance of doubt, any fine or penalty paid by the Adviser or its affiliates to a governmental body of competent jurisdiction on the basis of a finding that the Adviser or such affiliate has breached a fiduciary duty to the Fund (for the avoidance of doubt, the foregoing does not include any fine or penalty related to activities taken by the Adviser or its affiliates on behalf of the Fund);

(iv)	expenses of the Board of Trustees and its members, including:

a.	travel, accommodation, meal, event, entertainment and other similar fees, costs and expenses in connection with any meetings of the Board; and

b.	the fees, costs and expenses of any legal counsel or other advisors retained by, or at the direction or for the benefit of, the Board;

(v)	fees, costs and expenses of holding any annual or other shareholder meeting;

(vi)

the portion fairly allocable to the Fund of fees, costs and expenses incurred in connection with legal, regulatory and tax services provided on behalf of the Fund, its investments and portfolio companies and compliance with U.S. federal, state, or local law, or other non-U.S. law or other law and regulation relating to the Fund’s activities (including expenses relating to the preparation and filing of regulatory filings of the Fund); and expenses and fees incurred in connection with establishing, implementing, monitoring and/or measuring the impact of any environmental, social and governance (“ESG”) policies and programs, including all fees, costs, and expenses incurred in connection with reporting on such ESG policies and programs or otherwise evaluating the Fund’s or its portfolio investments’ or prospective portfolio investments’ achievement of any ESG objectives;

(vii)

fees, costs and expenses associated with the Fund’s administration, including in relation to calling capital from and making distributions to shareholders, the administration of assets, financial planning and treasury activities, the representation of the Fund, the preparation and delivery of all Fund financial statements, tax returns, capital calls, distribution notices, other reports and notices and other required or requested information provided to shareholders (including the fees, costs and expenses of any other third-party administrator that provides accounting and administrative services to the Fund), fees, costs and expenses incurred to audit such reports, provide access to such reports or information (including through a website or other portal) and any other operational, secretarial or postage expenses relating thereto or arising in connection with the distribution thereof (and including, in each case, technology development and support with respect to such activities and other administrative support therefor), and allocable compensation and overhead of KKR Personnel engaged in the aforementioned activities and KKR Personnel providing oversight of any third party administrator engaged in the aforementioned activities;

(viii)

principal, interest on and fees, costs and expenses relating to or arising out of all borrowings made by the Fund, including fees, costs and expenses incurred in connection with the negotiation and establishment of the relevant credit facility, other indebtedness, guarantee, line of credit, loan commitment, letter of credit, equity commitment letter, hedging guarantee or similar credit support or other indebtedness involving the Fund or any investment or relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance and the fees, costs and expense of any amendments or modifications of such arrangements, and other fees, costs and expenses in respect of derivative contracts (including any payments under, and any margin expenses relating to, such derivative contracts or any posting of margin or collateral with respect to such derivative contracts);

(ix)	fees, costs and expenses relating to a shareholder default (but only to the extent not paid or otherwise borne by the defaulting shareholder);

(x)	fees, costs and expenses relating to a transfer of a shares (but only to the extent not paid or otherwise borne by the relevant transferring shareholder and/or the transferee);

(xi)

fees, costs and expenses related to procuring, developing, implementing or maintaining information technology, data subscription and license-based services, research publications, materials, equipment and services, computer software or hardware and electronic equipment used in connection with providing services to the Fund (including reporting as described herein), in connection with identifying, investigating (and conducting diligence with respect to) or evaluating, structuring, consummating (including license fees and maintenance costs for workflow technology that facilitates the closing of investments by, among other things, managing allocations, conflicts of interest and compliance with law, all in accordance with policies and procedures established by KKR and its affiliates), holding, monitoring, or disposing of potential and actual investments, or in connection with obtaining or performing research related to potential or actual investments, industries, sectors, geographies or other relevant market, economic, geopolitical or similar data or trends, including risk analysis software;

(xii)

premiums and fees for insurance for the benefit of, or allocated to, the Fund (including trustees’ and officers’ liability, errors and omissions or other similar insurance policies, and any other insurance for coverage of liabilities incurred in connection with the activities of, or on behalf of, the Fund) including an allocable portion of the premiums and fees for one or more “umbrella” policies that cover the Fund and, to the extent applicable, costs of the Employee Retirement Income Security Act of 1974, as amended, fidelity bonds, if applicable;

(xiii)

expenses of any actual or potential litigation or other dispute related to the Fund or any actual or potential investment or portfolio company (including expenses incurred in connection with the investigation, prosecution, defense, judgment or settlement of litigation and the appointment of any agent for service of process on behalf of the Fund or the shareholders) and other extraordinary expenses related to the Fund or actual or potential investment or portfolio company (including fees, costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles in the United States (or such other accounting standards as are otherwise required)) excluding for the avoidance of doubt, any expenses with respect to which an indemnitee would not be entitled to indemnification or advancement;

(xiv)

fees, costs and expenses required under or otherwise related to the Fund’s indemnification obligations, including advancement of any such fees, costs or expenses to persons entitled to such indemnification, or other matters that are the subject of indemnification or contribution;

(xv)	fees, costs and expenses incurred in connection with dissolving, liquidating and terminating the Fund;

(xvi)	all other costs and expenses of the Fund in connection with the activities, business or operation of the Fund and its potential and actual investments;

(xvii)

in the case of each of the foregoing items in this definition, all similar items in connection with any other investor fund vehicle, feeder fund, portfolio companies or entities through which the Fund makes any investment, to the extent not otherwise paid or borne by such other fund vehicle, feeder fund, portfolio companies or entities; and

(xviii)	all other costs and expenses of the Fund in connection with the business or operation of the Fund and its investments, including organizational and offering expenses.

From time to time, the Administrator or its affiliates may pay third-party providers of goods or services. The Fund will reimburse the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. Costs and expenses of the Administrator that are eligible for reimbursement by the Fund will be reasonably allocated to the Fund on the basis of time spent, assets under management, usage rates, proportionate holdings, a combination thereof or other reasonable methods determined by the Administrator.

5. Liability of the Administrator. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Administrator in performance of its obligations and duties hereunder, or (b) reckless disregard by the Administrator of its obligations and duties hereunder, the Administrator and its officers, directors, shareholders, principals, employees or agents of, or any persons who control, are controlled by or are under common control with, the Administrator, and their respective executors, heirs, assigns, successors or other legal representatives (the “Indemnified Parties”) shall not be subject to any liability whatsoever to the Fund, or to any Stockholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any investment on behalf of the Fund.

6. Indemnification.

(a)

To the fullest extent permitted by law, the Fund shall, subject to Section 6(c) of this Agreement, indemnify the Indemnified Parties against, and hold them harmless from, all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Administrator to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Indemnified Party, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Indemnified Party by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Indemnified Party may be or may have been involved as a party or otherwise, or with which such Indemnified Party may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 6 are not to be construed so as to provide for indemnification of an Indemnified Party for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 6.

(b)

Expenses, including counsel fees and expenses, incurred by any Indemnified Party (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 6(a) of this Agreement, so long as (i) the Indemnified Party provides security for the undertaking; (ii) the Fund is insured by or on behalf of the Indemnified Party against losses arising by reason of the Indemnified Party’s failure to fulfill his, her or its undertaking, or (iii) a quorum of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement), or independent legal counsel, in a written opinion, determines, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

(c)

As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an Indemnified Party is liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office, indemnification shall be provided in accordance with Section 6(a) of this Agreement if: (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Indemnified Party acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Indemnified Party is not liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office or (ii) the Board of Trustees secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Indemnified Party against any liability to the Fund or its Stockholders to which the Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office.

(d)

Any indemnification or advancement of expenses made in accordance with this Section 6 shall not prevent the recovery from any Indemnified Party of any amount if the Indemnified Party subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Stockholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnified Party’s office. In any suit brought by an Indemnified Party to enforce a right to indemnification under this Section 6 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 6 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Indemnified Party has not met the applicable standard of conduct described in this Section 6. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 6, the burden of proving that the Indemnified Party is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 6 shall be on the Fund (or on any Stockholder acting derivatively or otherwise on behalf of the Fund or its Stockholders).

(e)

An Indemnified Party may not satisfy any right of indemnification or advancement of expenses granted in this Section 6 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Stockholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)

The rights of indemnification provided in this Section 6 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 6 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Administrator or any Indemnified Party.

7. Activities of the Administrator. The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that trustees, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

8. Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Administrator. This Agreement may be terminated by the Administrator at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment.”

9. Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

10. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company Act.

11. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

12. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

KKR CREDIT ADVISORS (US) LLC		KKR US DIRECT LENDING FUND-U

By:	/s/ Jeffrey B. Van Horn	By:	/s/ George Mueller
	Name: Jeffrey B. Van Horn		Name: George Mueller
	Title: Authorized Signatory		Title: President

[Signature Page to Administration Agreement]